Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-148058 on Form S-8 of our report dated April 23, 2010, relating to the financial statements of E-House (China) Holdings Ltd., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Accounting Standards Codification 810-10-65, “Consolidation—Overall—Transition and Open Effective Date Information” (previously Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”), effective January 1, 2009) and the effectiveness of E-House (China) Holdings Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of E-House (China) Holdings Ltd. for the year ended December 31, 2009.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
April 23, 2010